                                                                   EXHIBIT 99.1


[SEROLOGICALS CORPORATION LOGO]


                                                                           NEWS


FOR IMMEDIATE RELEASE

Contact:        Bud Ingalls / Craig Brown
                VP-Finance and Chief Financial Officer / Director, Finance
                (678) 728-2115 / (678) 728-2117


           SEROLOGICALS COMPLETES SALE OF THERAPEUTIC PLASMA BUSINESS COMPANY EXPECTS HIGH GROWTH IN REVENUES AND NET INCOME IN 2004

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ATLANTA, GA - JANUARY 15, 2004 - Serologicals Corporation (Nasdaq/NM:SERO) announced today the completion of the sale of its Therapeutic Plasma business to Gradipore Limited, an Australian-based company. The effective date of the sale is December 28, 2003.

         David A. Dodd, President and Chief Executive Officer, stated, "The completion of the sale of this business marks a major milestone in the transformation of Serologicals to an innovation-based company providing novel products in support of life-science research, drug discovery, development and manufacturing. We are anxious to focus all of our efforts on the continued development of our ongoing businesses, with a particular emphasis on increasing our market positions in the cell culture and research reagent lines of business. Looking to 2004 and beyond, we are increasingly confident on achieving significant revenue growth and even higher annual net income growth rates, while continuing to increase our investment in R&D resulting in a consistent introduction of high-value, proprietary new products "

ABOUT SEROLOGICALS

         Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 650 employees worldwide, and its stock is traded on the Nasdaq National Stock Market under the symbol SERO.

         This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words or phrases such as "should result," "are expected to," "we anticipate," "we estimate," "we project," or similar expressions are intended to identify forward looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any


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Serologicals Announces Completion of Sale of Therapeutic Business
January 15, 2004
Page 2


forward-looking statements. These risks and uncertainties include, without limitation, our ability to execute our strategy of becoming an innovation based life science Company; and our ability to continue increasing our market positions in our cell culture and research reagent business lines. Additional information concerning these and other risks and uncertainties is outlined in our filings with the Securities and Exchange Commission, including our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2003. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

    Serologicals is a registered trademark of Serologicals Royalty Company.


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